EXHIBIT 99.1

Woodward Reports Third Quarter Fiscal Year 2019 Results

FORT COLLINS, Colo., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ: WWD) today reported financial results for its third quarter of fiscal year 2019 ending June 30, 2019.  (All amounts are presented on an as reported (U.S. GAAP) basis and comparisons are year over year unless otherwise indicated. All per share amounts are presented on a fully diluted basis.)

Third Quarter Highlights

  Net sales were $752 million, up 28 percent. Organic net sales1 were $673 million, up 20 percent
  Earnings per share increased to $1.02, up from $0.77
  Adjusted earnings per share1 were $1.30, up from $1.12
  Cash from operations for the first nine months of 2019 was $219 million; free cash flow1 was $141 million

“Fundamentals in our Aerospace and Industrial segments remain strong. Our Aerospace segment continued to deliver great results while overcoming lower initial provisioning related to the Boeing 737MAX. The Industrial segment continues to show year-over-year improvement, despite headwinds related to renewables,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “Looking forward, we believe we will finish the year with sales and earnings in the upper end of our previous guidance.”

Third Quarter Company Results

Woodward adopted the FASB Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASC 606”) effective October 1, 2018, and results for the third quarter and first nine months of fiscal 2019, including adjusted and organic amounts, are presented on that basis. We continue to believe the impact of adoption of the new standard will not be material for the full fiscal year 2019, although there will be ongoing quarterly variability in both sales and net earnings resulting from the adoption of ASC 606 as compared to those amounts under ASC 605. In the third quarter, Woodward identified an inconsistency in the application of ASC 606, which had an immaterial financial impact to our ASC 606 results for each of the three quarters of fiscal 2019. The inconsistency also immaterially affected the opening balance in retained earnings as of October 1, 2018. The impacts were recorded in the third quarter and year-to-date results are unaffected.  Please refer to the tables included in this release and our Quarterly Reports on Form 10-Q.

Net sales were $752 million for the third quarter of 2019, compared to $588 million for the prior year quarter. Organic net sales for the third quarter of 2019, which exclude sales attributable to Woodward L’Orange, were $673 million, compared to $563 million in the prior year quarter, an increase of 20 percent. The prior year quarter included one month of Woodward L’Orange sales.

Net earnings were $66 million for the third quarter of 2019, or $1.02 per share, compared to $49 million, or $0.77 per share, for the prior year quarter.

Adjusted net earnings were $84 million for the third quarter of 2019, or $1.30 per share, compared to adjusted net earnings of $71 million, or $1.12 per share, for the prior year quarter.

The effective tax rate for the third quarter of 2019 was 28.4 percent, compared to 9.7 percent in the prior year. The effective tax rate for the current quarter was impacted by $11 million of tax expense related to the transition impacts of the change in U.S. tax legislation.

Segment Results

Aerospace
Aerospace segment net sales for the third quarter of fiscal 2019 were $499 million, compared to $405 million for the third quarter a year ago, an increase of 23 percent.

Aerospace segment sales in the quarter benefitted from continued strength across commercial OEM and military markets, partially offset by lower commercial aftermarket. OEM sales have not been significantly impacted by the effects of the Boeing 737MAX grounding, although initial provisioning was lower as anticipated.

Segment earnings for the third quarter of 2019 were $103 million, compared to $84 million for the same quarter last year. The increase in segment earnings was primarily the result of higher sales volume in the quarter.

Segment earnings as a percent of segment sales were 20.7 percent for the third quarters of both 2019 and 2018.

Industrial
Industrial segment net sales for the third quarter of 2019 were $253 million, compared to $184 million for the third quarter of 2018. Organic Industrial segment net sales1 for the third quarter of 2019, which excludes sales of $79 million attributable to Woodward L’Orange, were $175 million, a 10 percent increase as compared to $159 million in the prior year quarter, which excludes one month of Woodward L’Orange sales. Foreign currency exchange rates had an unfavorable impact on organic sales of approximately $6 million for the third quarter of 2019. On a constant currency basis organic sales would have increased approximately 14 percent.

Industrial segment sales were driven by strong natural gas vehicle sales in China and the addition of Woodward L’Orange, partially offset by continuing challenges in our renewables business.

On April 9, 2019, Senvion GmbH, a German wind turbine manufacturer and a significant customer to Woodward’s renewables business, filed insolvency proceedings and declared it would be exploring options for the sale or partial liquidation of the company. Although our exposure specifically with respect to Senvion is not material to Woodward as a whole, the potential loss of this customer would be significant to the renewables business. We continue to monitor these proceedings and any potential future impacts.

Industrial segment earnings for the third quarter of 2019 were $26 million, or 10.4 percent of segment sales, compared to $11 million, or 6.0 percent of segment sales, in the third quarter a year ago.

Adjusted Industrial segment earnings1 for the third quarter of 2019 were $29 million, or 11.4 percent of segment sales, compared to $19 million, or 10.5 percent of segment sales, in the third quarter a year ago. Segment earnings continue to benefit from the impact of higher sales volume.

Nonsegment
Nonsegment expenses totaled $27 million for the third quarter of 2019, compared to $31 million for the same period of the prior year. Adjusted nonsegment expenses1 for the third quarter of 2019 were $20 million, compared to adjusted nonsegment expenses of $12 million for the same quarter last year.

Year-to-Date Results

Net sales for the first nine months of fiscal 2019 were $2.16 billion, compared to $1.61 billion for the same period last year. Organic net sales for the first nine months of fiscal 2019 were $1.91 billion, compared to $1.58 billion in the prior year period.

Net earnings for the first nine months of 2019 were $193 million, or $2.99 per share, compared to $106 million, or $1.66 per share, for the same period of last year.

Adjusted net earnings for the first nine months of 2019 were $236 million, or $3.67 per share, compared to adjusted net earnings of $157 million, or $2.46 per share, for the same period last year.

The effective tax rate for the first nine months of 2019 was 21.0 percent, compared to 24.7 percent for the same period of the prior year.

Aerospace segment net sales for the first nine months of 2019 were $1.37 billion, an increase of 25 percent, compared to $1.10 billion for the same period last year. Aerospace segment earnings as a percent of segment sales for the first nine months of 2019 was 20.2 percent, compared to 18.6 percent for the same period last year.

Industrial segment net sales for the first nine months of 2019 were $789 million, compared to $510 million for the same period last year. Organic segment net sales for the first nine months of 2019, which excludes $254 million of sales attributable to Woodward L’Orange, were $535 million, compared to $485 million in the prior year period, an increase of 10 percent. Foreign currency exchange rates had an unfavorable impact on organic sales of approximately $19 million for the first nine months of 2019. On a constant currency basis, organic net sales would have increased approximately 14 percent.

Industrial segment earnings as a percent of segment sales for the first nine months of 2019 was 10.5 percent, compared to 8.1 percent for the same period last year. Adjusted Industrial segment earnings as a percent of segment sales for the first nine months of 2019 was 13.1 percent, compared to 9.8 percent for the same period last year.

Nonsegment expenses totaled $83 million for the first nine months of 2019, compared to $78 million a year ago.  Adjusted nonsegment expenses were $60 million, compared to adjusted nonsegment expenses of $41 million for the first nine months of the prior year.

Cash Flow and Financial Position

Net cash generated from operating activities for the first nine months of fiscal 2019 was $219 million, compared to $162 million for the first nine months of the prior year. Payments for property, plant, and equipment were $78 million for the first nine months of 2019, compared to $90 million for the first nine months of 2018. Free cash flow was $141 million for the first nine months of 2019, compared to $72 million for the same period of the prior year.

Total debt was $1.19 billion at June 30, 2019, compared to $1.16 billion at March 31, 2019.

During the first nine months of 2019, $139 million was returned to stockholders in the form of dividends and repurchased shares.

Fiscal Year 2019 Outlook

Total net sales for fiscal 2019 are now expected to be approximately $2.90 billion, with Aerospace sales up approximately 19 percent and Industrial sales up approximately 35 percent, both as compared to the prior year.

Aerospace segment earnings as a percent of segment sales are still expected to be approximately 20 percent. Adjusted Industrial segment earnings as a percent of segment sales are expected to be slightly below 14 percent.

The effective tax rate for the full year is now expected to be approximately 19 percent.

Free cash flow is still expected to be approximately $300 million.

Adjusted earnings per share is now expected to be between $4.70 and $4.80, based on approximately 65 million fully diluted weighted average shares outstanding.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, August 5, 2019, to provide an overview of the financial performance for the third quarter of fiscal year 2019, business highlights, and outlook for fiscal 2019. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 4592857. An audio replay will be available by telephone from 7:30 p.m. EDT on August 5, 2019 until 11:59 p.m. EDT on August 19, 2019. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 4592857.

A webcast presentation will be available on the website by selecting "Investors/Events & Presentations." The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to our full fiscal year performance and ability to meet our outlook, our expectations related to the performance of our segments and specific markets within those segments, the effect of our adoption of ASC 606 on future financial results, and our future sales, earnings, earnings per share, liquidity, tax rate, and relative profitability. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in our customers’ business, or our business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; consolidation in the aerospace market and our participation in a strategic joint venture with General Electric Company may make it more difficult to secure long-term sales in certain aerospace markets; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; changes in accounting standards that could adversely impact our profitability or financial position; risks related to Woodward’s common stock, including changes in prices and trading volumes; impacts of tariff regulations; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; any adverse effects on Woodward’s operations due to information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2018 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands except per share amounts)	2019	2018	2019	2018

Net sales	$752,005	$588,117	$2,163,660	$1,606,514
Costs and expenses:
Cost of goods sold	562,516	428,673	1,621,531	1,178,459
Selling, general, and administrative expenses	52,980	54,868	159,764	141,082
Research and development costs	40,661	39,470	123,359	111,425
Restructuring charges	-	-	-	17,013
Interest expense	10,798	10,056	34,156	27,751
Interest income	(348)	(342)	(1,013)	(1,176)
Other (income) expense, net	(6,916)	975	(18,134)	(8,591)
Total costs and expenses	659,691	533,700	1,919,663	1,465,963
Earnings before income taxes	92,314	54,417	243,997	140,551
Income taxes	26,207	5,300	51,191	34,685
Net earnings	$66,107	$49,117	$192,806	$105,866

Earnings per share amounts:
Basic earnings per share	$1.07	$0.80	$3.11	$1.72
Diluted earnings per share	$1.02	$0.77	$2.99	$1.66
Weighted average common shares outstanding:
Basic	61,941	61,608	61,977	61,417
Diluted	64,633	63,881	64,437	63,782
Cash dividends per share paid to Woodward common stockholders	$0.1625	$0.1425	$0.4675	$0.4100

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
(Unaudited - in thousands)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$63,302	$83,594
Accounts receivable	650,777	432,003
Inventories	531,163	549,596
Income taxes receivable	8,070	6,397
Other current assets	44,797	43,207
Total current assets	1,298,109	1,114,797
Property, plant, and equipment, net	1,063,084	1,060,005
Goodwill	807,868	813,250
Intangible assets, net	641,481	700,883
Deferred income tax assets	15,336	16,570
Other assets	189,725	85,144
Total assets	$4,015,603	$3,790,649

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$180,000	$153,635
Accounts payable	243,071	226,285
Income taxes payable	12,816	16,745
Accrued liabilities	206,785	194,513
Total current liabilities	642,672	591,178
Long-term debt, less current portion	1,011,147	1,092,397
Deferred income tax liabilities	173,289	170,915
Other liabilities	484,184	398,055
Total liabilities	2,311,292	2,252,545
Stockholders’ equity	1,704,311	1,538,104
Total liabilities and stockholders’ equity	$4,015,603	$3,790,649

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine-Months Ended
	June 30,
(Unaudited - in thousands)	2019	2018
Net cash provided by operating activities	$219,202	$162,083

Cash flows from investing activities:
Payments for property, plant, and equipment	(77,905)	(89,597)
Net proceeds from sale of assets	809	1,213
Proceeds from sales of short-term investments	10,259	8,970
Payments for purchases of short-term investments	(12,989)	(824)
Business acquisitions, net of cash acquired	-	(771,069)
Net cash used in investing activities	(79,826)	(851,307)

Cash flows from financing activities:
Cash dividends paid	(28,985)	(25,206)
Proceeds from sales of treasury stock	33,715	7,102
Payments for repurchases of common stock	(110,311)	-
Borrowings on revolving lines of credit and short-term borrowings	1,286,258	1,769,105
Payments on revolving lines of credit and short-term borrowings	(1,194,045)	(1,422,624)
Proceeds from the issuance of long-term debt	-	400,000
Payments of long-term debt and capital lease obligations	(143,402)	(315)
Payment of debt financing costs	(2,238)	(1,325)
Payments for forward option derivative instrument	-	(5,543)
Net cash (used in) provided by financing activities	(159,008)	721,194
Effect of exchange rate changes on cash and cash equivalents	(660)	(5,123)
Net change in cash and cash equivalents	(20,292)	26,847
Cash and cash equivalents at beginning of year	83,594	87,552
Cash and cash equivalents at end of period	$63,302	$114,399

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net sales:
Aerospace	$498,775	$404,612	$1,374,616	$1,096,860
Industrial	253,230	183,505	789,044	509,654
Total consolidated net sales	$752,005	$588,117	$2,163,660	$1,606,514
Segment earnings*:
Aerospace	$103,238	$83,887	$277,814	$203,784
As a percent of segment net sales	20.7%	20.7%	20.2%	18.6%
Industrial	26,240	10,943	82,537	41,411
As a percent of segment net sales	10.4%	6.0%	10.5%	8.1%
Total segment earnings	129,478	94,830	360,351	245,195
Nonsegment expenses	(26,714)	(30,699)	(83,211)	(78,069)
EBIT	102,764	64,131	277,140	167,126
Interest expense, net	(10,450)	(9,714)	(33,143)	(26,575)
Consolidated earnings before income taxes	$92,314	$54,417	$243,997	$140,551
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$23,564	$31,119	$77,905	$89,597
Depreciation expense	$21,665	$17,695	$62,998	$48,276

On October 1, 2018, Woodward, Inc. adopted the FASB Accounting Standards Update No. 2014-09 (“ASC 606”), “Revenue from Contracts with Customers.” The stated amounts in the tables below reflect the impact of the adoption.

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Three-Months Ended June 30,			Three-Months Ended June 30,
	2019		2018	2019		2018
(Unaudited - in thousands, except per share amounts)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$498,775	$448,215	$404,612	$498,775	$448,215	$404,612
Industrial segment	253,230	253,211	183,505	253,230	253,211	183,505
Total consolidated net sales	$752,005	$701,426	$588,117	$752,005	$701,426	$588,117
Earnings:
Aerospace segment	$103,238	$97,361	$83,887	$103,238	$97,361	$83,887
Segment earnings as a percent of segment net sales	20.7%	21.7%	20.7%	20.7%	21.7%	20.7%
Industrial segment	26,240	23,460	10,943	28,844	28,317	19,242
Segment earnings as a percent of segment net sales	10.4%	9.3%	6.0%	11.4%	11.2%	10.5%
Consolidated Net Earnings	66,107	59,407	49,117	83,856	78,576	71,445
Consolidated diluted earnings per share	$1.02	$0.92	$0.77	$1.30	$1.22	$1.12

Woodward, Inc. and Subsidiaries
Comparison of financial results under ASC 606 and ASC 605
	As reported			As adjusted (Non U.S. GAAP)
	Nine-Months Ended June 30,			Nine-Months Ended June 30,
	2019		2018	2019		2018
(Unaudited - in thousands, except per share amounts)	ASC 606	ASC 605	ASC 605	ASC 606	ASC 605	ASC 605
Net Sales:
Aerospace segment	$1,374,616	$1,270,647	$1,096,860	$1,374,616	$1,270,647	$1,096,860
Industrial segment	789,044	786,647	509,654	789,044	786,647	509,654
Total consolidated net sales	$2,163,660	$2,057,294	$1,606,514	$2,163,660	$2,057,294	$1,606,514
Earnings:
Aerospace segment	$277,814	$264,508	$203,784	$277,814	$264,508	$203,784
Segment earnings as a percent of segment net sales	20.2%	20.8%	18.6%	20.2%	20.8%	18.6%
Industrial segment	82,537	80,500	41,411	103,637	103,852	49,710
Segment earnings as a percent of segment net sales	10.5%	10.2%	8.1%	13.1%	13.2%	9.8%
Consolidated Net Earnings	192,806	180,835	105,866	235,760	225,233	156,634
Consolidated diluted earnings per share	$2.99	$2.80	$1.66	$3.67	$3.49	$2.46

In the third quarter of fiscal year 2019, Woodward identified an inconsistency in the application of ASC 606, which had an immaterial financial impact to our ASC 606 financial results for the first and second quarters of fiscal 2019. The table below reflects the immaterial impact of this error on the first two quarters, which resulted in an out-of-period adjustment in the third quarter of fiscal 2019.

Woodward, Inc. and Subsidiaries
Impact of out-of-period adjustments on select financial information
	Three-Months Ended December 31, 2018		Three-Months Ended March 31, 2019		Three-Months Ended June 30, 2019
(Unaudited - in thousands, except per share amounts)	As reported	Out-of-period adjustment recorded in the Three-Months Ended June 30, 2019	As reported	Out-of-period adjustment recorded in the Three-Months Ended June 30, 2019	As reported	Out-of-period adjustment recorded in the Three-Months Ended June 30, 2019
Net sales	$652,811	$8,164	$758,844	$5,450	$752,005	$13,614
Earnings before income taxes	$61,515	$4,509	$90,168	$3,532	$92,314	$8,041
Consolidated net earnings	$49,120	$3,355	$77,579	$2,682	$66,107	$6,037
Consolidated diluted earnings per share	$0.77	$0.05	$1.20	$0.04	$1.02	$0.09

The tables below reconcile non-U.S. GAAP measures to the nearest U.S. GAAP measure.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Three-Months Ended
	June 30, 2019			June 30, 2018
(Unaudited - in thousands, except per share amounts)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$92,314	$66,107	$1.02	$54,417	$49,117	$0.77
Non-U.S. GAAP adjustments:
Duarte move related costs	7,035	5,294	0.08	2,057	1,440	0.02
Purchase accounting impacts*	2,604	1,867	0.03	8,299	5,809	0.09
Merger and acquisition transaction and integration costs	-	-	-	3,077	2,153	0.03
Cost associated with the Forward Option	-	-	-	5,543	3,880	0.06
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	-	-	4,293	3,005	0.05
German real estate transfer costs associated with the acquisition of L'Orange	-	-	-	3,385	2,370	0.04
Subtotal Non-U.S. GAAP adjustments	9,639	7,161	0.11	26,654	18,657	0.29
Transition impact of U.S. tax legislation	-	10,588	0.17	-	3,671	0.06
Total Non-U.S. GAAP adjustments	9,639	17,749	0.28	26,654	22,328	0.35
Adjusted earnings (Non-U.S. GAAP)	$101,953	$83,856	$1.30	$81,071	$71,445	$1.12
* Represents the purchase accounting impacts related to, as applicable, the revaluation of the Woodward L’Orange inventory recognized in cost of goods sold and the amortization of the Woodward L’Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Nine-Months Ended			Nine-Months Ended
	June 30, 2019			June 30, 2018
(Unaudited - in thousands, except per share amounts)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$243,997	$192,806	$2.99	$140,551	$105,866	$1.66
Non-U.S. GAAP adjustments:
Restructuring charges	-	-	-	17,013	12,674	0.20
Duarte move related costs	23,159	17,417	0.27	2,301	1,733	0.03
Purchase accounting impacts*	21,100	14,949	0.23	8,299	5,809	0.09
Merger and acquisition transaction and integration costs	-	-	-	4,358	2,848	0.04
Cost associated with the Forward Option	-	-	-	5,543	3,880	0.06
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	-	-	4,293	3,005	0.05
German real estate transfer costs associated with the acquisition of L'Orange	-	-	-	3,385	2,370	0.04
Sub-total Non-U.S. GAAP adjustments	44,259	32,366	0.50	45,192	32,319	0.51
Transition impact of U.S. tax legislation	-	10,588	0.18	-	18,449	0.29
Total Non-U.S. GAAP adjustments	44,259	42,954	0.68	45,192	50,768	0.80
Adjusted earnings (Non-U.S. GAAP)	$288,256	$235,760	$3.67	$185,743	$156,634	$2.46
* Represents the purchase accounting impacts related to, as applicable, the revaluation of the Woodward L’Orange inventory recognized in cost of goods sold and the amortization of the Woodward L’Orange backlog intangible.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF INDUSTRIAL SEGMENT EARNINGS TO ADJUSTED INDUSTRIAL SEGMENT EARNINGS [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Industrial segment earnings (U.S. GAAP)	$26,240	$10,943	$82,537	$41,411
Purchase accounting impacts*	2,604	8,299	21,100	8,299
Adjusted Industrial segment earnings (Non-U.S. GAAP)	$28,844	$19,242	$103,637	$49,710

* Represents, as applicable, the purchase accounting impact related to the revaluation of the Woodward L'Orange inventory recognized in cost of goods sold and the amortization of the Woodward L'Orange backlog intangible .

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Nonsegment expenses (U.S. GAAP)	$26,714	$30,699	$83,211	$78,061
Restructuring charges	-	-	-	(17,013)
Duarte move related costs	(7,035)	(2,057)	(23,159)	(2,301)
Merger and acquisition transaction and integration costs	-	(3,077)	-	(4,358)
Cost associated with the Forward Option	-	(5,543)	-	(5,543)
Warranty and indemnity insurance costs associated with the acquisition of L'Orange	-	(4,293)	-	(4,293)
German real estate transfer costs associated with the acquisition of L'Orange	-	(3,385)	-	(3,385)
Adjusted nonsegment expenses (Non-U.S. GAAP)	$19,679	$12,344	$60,052	$41,168

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND ADJUSTED EBIT [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$66,107	$49,117	$192,806	$105,866
Income taxes	26,207	5,300	51,191	34,685
Interest expense	10,798	10,056	34,156	27,751
Interest income	(348)	(342)	(1,013)	(1,176)
EBIT (Non-U.S. GAAP)	102,764	64,131	277,140	167,126
Non U.S. GAAP adjustments*	9,639	26,654	44,259	45,192
Adjusted EBIT (Non-U.S. GAAP)	$112,403	$90,785	$321,399	$212,318

* Includes, as applicable, (i) restructuring charges, (ii) Duarte move related costs, (iii) purchase accounting impact related to the revaluation of the Woodward L'Orange inventory recognized in cost of goods sold and the amortization of the Woodward L'Orange backlog intangible, (iv) L'Orange Acquisition transaction and integration costs, (v) cost associated with the Forward Option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, and (vii) German real estate transfer tax costs associated with the acquisition of L’Orange.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBITDA [1] AND ADJUSTED EBITDA [1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands)	2019	2018	2019	2018
Net earnings (U.S. GAAP)	$66,107	$49,117	$192,806	$105,866
Income taxes	26,207	5,300	51,191	34,685
Interest expense	10,798	10,056	34,156	27,751
Interest income	(348)	(342)	(1,013)	(1,176)
Amortization of intangible assets	11,305	11,360	45,470	23,861
Depreciation expense	21,665	17,695	62,998	48,276
EBITDA (Non-U.S. GAAP)	135,734	93,186	385,608	239,263
Non U.S. GAAP adjustments*	7,035	22,078	23,159	40,616
Adjusted EBITDA (Non-U.S. GAAP)	$142,769	$115,264	$408,767	$279,879

* Includes, as applicable, (i) restructuring charges, (ii) Duarte move related costs, (iii) purchase accounting impact related to the amortization of the Woodward L'Orange backlog intangible, (iv) L'Orange Acquisition transaction and integration costs (v) cost associated with the Forward Option, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, and (vii) German real estate transfer tax costs associated with the acquisition of L’Orange.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended		Nine-Months Ended
	June 30,		June 30,
(Unaudited - in thousands, except per share amounts)	2019	2018	2019	2018

Net cash provided by operating activities (U.S. GAAP)	$78,248	$105,365	$219,202	$162,083
Payments for property, plant, and equipment	(23,564)	(31,119)	(77,905)	(89,597)
Free cash flow (Non-U.S. GAAP)	$54,684	$74,246	$141,297	$72,486

1Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted Industrial segment earnings, adjusted EBIT (earnings before interest and taxes) and adjusted EBITDA (earnings, before interest, taxes, depreciation and amortization), tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) purchase accounting impacts related to the revaluation of the Woodward L’Orange inventory recognized in cost goods sold and the amortization of the Woodward L’Orange backlog intangible, (iv) L'Orange acquisition transaction and integration costs (v) cost associated with a Forward Option related to the L’Orange acquisition, (vi) warranty and indemnity insurance costs associated with the acquisition of L’Orange, (vii) German real estate transfer tax costs associated with the acquisition of L’Orange, and (viii) the transition impacts of the change in U.S. federal tax legislation in December 2017.  Woodward believes that these items are short-term costs or are otherwise not related to the ongoing operations of the business and therefore, excludes them to illustrate more clearly how the underlying business of Woodward is performing. Organic sales and organic Industrial segment net sales exclude sales attributable to Woodward L’Orange, which was acquired on June 1, 2018.

EBIT, EBITDA, free cash flow, organic net sales, organic Industrial net sales, adjusted net earnings, adjusted Industrial segment net earnings, adjusted net earnings per share, adjusted EBIT, adjusted EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”. We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2Woodward website: Woodward has used, and intends to continue to use, its Investor Relations website as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
Don.Guzzardo@woodward.com